Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS THIRD FISCAL QUARTER 2006 RESULTS
—U.S. Product Sales Increase 15 Percent Year-Over-Year
—Worldwide Product Sales Grow 12 Percent Year-Over-Year
—Operating Cash Flow Was $181 Million in the Quarter

FOR IMMEDIATE RELEASE: MONDAY, JULY 24, 2006

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today reported net income of $44 million or 10 cents per diluted share in the third fiscal quarter of 2006.

The company’s third quarter results were affected by $22 million in restructuring charges primarily in its EMEA region and a $29 million asset impairment charge partially offset by a $22 million benefit resulting from a favorable non-income tax settlement.  The net negative pre-tax impact of these items was $29 million. The company also received a tax benefit totaling $21 million as a result of a transfer pricing adjustment and non-U.S. audit settlement.

In the same quarter last year the company reported net income of $194 million or 40 cents per diluted share.  These results include the net favorable impact of $123 million related to the settlement of certain tax matters and other deferred tax adjustments.

The company’s third fiscal quarter 2006 revenues increased 4.9 percent to $1.297 billion compared to $1.236 billion in the same period last year.  Product sales worldwide rose 12 percent over the same period, with U.S. product sales rising 15 percent.  The company’s operating income for the quarter was $28 million.  Avaya generated $181 million in operating cash flow and had $822 million in cash at the end of the quarter.

“We delivered another solid quarter of product sales growth.  Driven by a 23 percent increase in IP line shipments, overall product sales rose 12 percent, U.S. product sales increased 15 percent, and we shipped our 10 millionth IP line,” said Garry K. McGuire, chief financial officer, Avaya. “While we are encouraged by these positive trends, higher costs and expenses during the quarter affected operating results.  We remain focused on improving our cost and expense profile across geographies and businesses, particularly in Europe.”

Year-To-Date Results

For the first nine months of fiscal 2006, Avaya reported net income of $153 million or 32 cents per diluted share compared to net income of $261 million or 54 cents per diluted share for the first nine months of 2005.  Revenues for the first nine months of fiscal 2006 were $3.784 billion compared to $3.606 billion last year.  The company generated operating cash flow of $456 million in the first nine months of fiscal 2006 compared to $186 million in the year ago period.

Third Fiscal Quarter Highlights

Since the end of the last quarter, Avaya has announced several customer wins, market leadership updates, alliance partnerships and new solution offers.

2006 FIFA World Cup Network

Avaya powered the world’s biggest converged voice and data network for the 2006 FIFA World Cup in Germany.  More than 21 terabytes of voice and data traffic traveled over the network during the six weeks it was operating and the network achieved 99.999 percent availability without a single major outage and free of errors.  During that time, people logged onto the network approximately 640,000 times for a total of nearly 790,000 minutes of calling.

Customer Update

Kimberly-Clark selected Avaya as its provider of global telephony applications and communications network services. Kimberly-Clark will use Avaya MultiVantage® Communications Applications, a suite of Internet Protocol (IP) telephony, contact center, messaging and mobility applications, to connect more than 57,000 employees worldwide to deliver cost-savings and economies of scale.

Avaya was named one of 10 companies selected to participate in a $4 billion U.S. Army project that will overhaul voice and data communications infrastructures of U.S. Army bases worldwide. The Infrastructure Modernization contract will support the Army’s Installation Information Infrastructure Modernization Program with a single integrated communications system.

ING Mexico, a leader in providing insurance, pension benefits and financial services, centralized its customer care operations to improve efficiency and customer service.  The company chose an Avaya contact center solution, and established a contact center in Mexico City with 305 employees who handle an average of 220,000 calls each month.   The Avaya solution, which includes Avaya Customer Interaction suites, also reduced from eight percent to two percent, the call drop-out levels.

Vanguard, the second largest mutual fund firm in the U.S., selected Avaya for IP telephony networking, applications and more than 18,000 endpoints around the world. The contract also includes project design, implementation and management, plus five years of maintenance services provided by Avaya Global Services.

New Solution Offers

Avaya introduced a comprehensive portfolio of solutions targeted to companies with between 100-500 employees, including:

o                 Avaya MultiVantage® Express — delivers the most robust set of communications applications in the industry in a single-server solution, including IP telephony, messaging, contact center and mobility applications.

o                 Avaya S8400 Media Server — provides a migration path to the expanded power of Avaya Communication Manager IP telephony for existing DEFINITY® ProLogix, IP600 or S8100 server customers.

o                 Avaya-On-Demand — provides Avaya’s marketing-leading, intelligent communications as a service, including IP Telephony, contact center and messaging, in a low-risk, highly-flexible  per-seat, per-month subscription model.

Avaya unveiled its next generation of IP phones, which deliver unparalleled simplicity and faster access to a vast array of advanced applications, transforming the way people think about, use and hear voice communications. The new Avaya one-X™ Deskphone Edition is designed to enhance user experiences through more intelligent access to intelligent communications.  The advanced business phones are more functional and flexible, and as easy to navigate as a cell phone, providing a better way for enterprise users to communicate, get information and be more productive in their work.

The new Avaya Mobile Communications System (MCS) enables businesses and public sector organizations to quickly set up command centers with complete, secure voice and data communications to support business continuity, disaster response and recovery, or short-term events.  The system brings together a wide range of voice and data capabilities in a fully configured package that can be up and running in less than an hour. The MCS provides IP telephony, basic voice messaging, data networking, and connectivity to a variety of networks.

Market Leadership

Avaya was named the leader in U.S. Enterprise Telephony for the first quarter of 2006 according to InfoTech’s InfoTrack for Enterprise Communications, First Quarter 2006 Report. Avaya captured 19.8 percent of the U.S. Enterprise Telephony market in the first quarter, giving the company a four-point lead over the nearest competitor. This is third consecutive quarter Avaya has been named the leader in this measure.

Avaya finished 5.5 points ahead of the nearest competitor in global Enterprise Telephony market share for the first quarter, according to Dell ’Oro Group’s IP Telephony Enterprise Report, 1Q06. Avaya completed its sixth consecutive quarter of leadership in this market according to Dell ‘Oro, with 20.3 percent of market revenues, exceeding overall market growth.

In the first quarter of 2006, Avaya extended its lead in global Enterprise Internet Protocol Telephony Port Shipments and global Enterprise IP Telephony Revenue, leading both measurements for the tenth consecutive quarter, according to Synergy Research Group’s 1Q 2006 Enterprise Voice Market Shares Report.  The report had Avaya leading in IP Port Shipments as defined by Synergy with 22 percent of the global market for the first quarter of 2006, 2.5 points ahead of the nearest competitor.

Frost & Sullivan recognized Avaya in three areas this quarter.  The company received the 2006 Frost & Sullivan Growth Strategy Leadership Award in North America for Avaya one-X Quick Edition, a peer-to-peer IP telephony system for small businesses and branch offices with up to 20 users per location. In North America, Avaya received two 2006 Frost & Sullivan Market Leadership Awards.  Leading in the categories of Enterprise Telephony, which encompasses both IP and traditional telephony, and Automatic Call Distribution for contact centers the Award for Market Leadership the company that has exhibited market share leadership through the effective implementation of market strategy.

Forward Looking Statements

Certain statements made in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                       supply issues related to our outsourced manufacturing operations;

•                       price and product competition;

•                       rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                       dependence on new product development;

•                       the mix of our products and services;

•                       customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing pressures and cancellations;

•                       general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                       risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                       the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of our acquisition of Tenovis;

•                       the ability to successfully integrate acquired companies, including Tenovis, which has required significant management time and attention;

•                       the ability to attract and retain qualified employees;

•                       control of costs and expenses;

•                       U.S. and non-U.S. government regulation; and

•                       the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the SEC, which are available at www.sec.gov, particularly the information contained in Part I, Item 1, entitled “Forward Looking Statements,” of our fiscal 2006 Form 10-Q for the second quarter.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by accounting principles generally accepted in the United States (GAAP), the company has also disclosed “net cash” and “adjusted effective tax rate” in the supplementary materials accompanying the conference call discussing third quarter earnings results.  These are non-GAAP financial measures which management believes provide useful information to investors.

The rationale for managements’ use of these non-GAAP measures is included as part of the Form 8-K furnished to the SEC today.  The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included as part of the supplementary materials presented with the third quarter earnings materials.  The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Monday, July 24, 2006.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EDT July 24, through July 31, 2006.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 2009163.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors) 10-15 minutes prior to the start.  Supplementary materials accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

Avaya Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUE
Sales of products	$636	$566	$1,820	$1,663
Services	504	497	1,492	1,472
Rental and managed services	157	173	472	471
	1,297	1,236	3,784	3,606
COST
Sales of products	304	265	856	755
Services	334	325	972	972
Rental and managed services	71	71	201	198
	709	661	2,029	1,925
GROSS MARGIN	588	575	1,755	1,681

OPERATING EXPENSES
Selling, general and administrative	423	406	1,207	1,169
Research and development	115	93	318	296
Restructuring charges	22	-	42	—
TOTAL OPERATING EXPENSES	560	499	1,567	1,465

OPERATING INCOME	28	76	188	216
Other income (expense), net	5	4	16	(34)
Interest expense	—	(3)	(3)	(18)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	33	77	201	164

(Benefit from) provision for income taxes	(11)	(117)	48	(99)
INCOME FROM CONTINUING OPERATIONS	44	194	153	263

(LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	—	—	(2)

NET INCOME	$44	$194	$153	$261

EARNINGS PER SHARE - BASIC
Earnings per share from continuing operations	$0.10	$0.41	$0.33	$0.56
(Loss) per share from discontinued operations	—	—	—	(0.01)
EARNINGS PER SHARE	$0.10	$0.41	$0.33	$0.55

EARNINGS PER SHARE - DILUTED
Earnings per share from continuing operations	$0.10	$0.40	$0.32	$0.54
Earnings per share from discontinued operations	—	—	—	—
EARNINGS PER SHARE	$0.10	$0.40	$0.32	$0.54

Weighted Average Shares Outstanding - Basic shares	459	478	465	473
Weighted Average Shares Outstanding - Diluted shares	465	487	472	491

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2006 and September 30, 2005

(Unaudited; Dollars  in Millions, except per share amounts)

	June 30, 2006	September 30, 2005(a)

Current assets:
Cash and cash equivalents	$822	$750
Accounts Receivable less allowances of $51 and $58
as of June 30, 2006 and September 30, 2005, respectively	818	862
Inventory	296	288
Deferred tax asset, net	149	143
Other current assets	178	128
TOTAL CURRENT ASSETS	2,263	2,171

Property, plant and equipment, net	678	738
Deferred tax asset, net	866	911
Intangible assets (b)	294	337
Goodwill (c)	948	914
Other assets	174	148
TOTAL ASSETS	$5,223	$5,219

LIABILITIES
Current liabilities:
Accounts payable	$395	$402
Payroll and benefit obligations	306	300
Deferred revenue	268	244
Other current liabilities	319	373
TOTAL CURRENT LIABILITIES	1,288	1,319

Benefit obligations	1,624	1,561
Deferred tax liability, net	82	96
Other liabilities	270	282
TOTAL NON-CURRENT LIABILITIES	1,976	1,939

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 457,975,112 and 471,328,963 issued (including 403,195 and 207,053 treasury shares) as of June 30, 2006 and September 30, 2005, respectively	5	5
Additional paid-in capital	2,689	2,895
Retained earnings (accumulated deficit)	100	(53)
Accumulated other comprehensive loss	(830)	(883)
Less treasury stock at cost	(5)	(3)
TOTAL STOCKHOLDERS’ EQUITY	1,959	1,961
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,223	$5,219

Notes to the Balance Sheets:

(a)             Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)            Intangible assets include $206 million related to Tenovis and $29 million related to Spectel as of June 30, 2006.

(c)             Goodwill includes $593 million related to Tenovis, $65 million related to Spectel and $26 million related to Nimcat as of June 30, 2006.

Avaya Inc. and Subsidiaries
Operating Segments
Revenue and Operating Income from Continuing Operations
Quarterly Trend
(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2005					For the Fiscal Year Ended September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Global Communications Solutions	$592	$625	$648	$707	$2,572	$661	$661	$704		$2,026
Avaya Global Services	556	597	588	589	2,330	588	577	593		1,758
Corporate	—	—	—	—	—	—	—	—		—
Total Avaya	$1,148	$1,222	$1,236	$1,296	$4,902	$1,249	$1,238	$1,297	$—	$3,784

OPERATING INCOME FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended September 30, 2005					For the Fiscal Year Ended September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$25	$(12)	$1	$43	$57	$43	$32	$36		$111
Avaya Global Services	56	27	37	46	166	60	41	34		135
Corporate: (A)	7	37	38	(7)	75	4	(20)	(42)		(58)
Total Avaya	$88	$52	$76	$82	$298	$107	$53	$28	$—	$188

(A)         The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan. The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year. This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption. The third quarter of fiscal 2006 includes an impairment charge for certain internal use software and restructuring charges related to lease termination obligations arising from the close or consolidation of international office facilities and separation of additional employees in Germany.

Avaya Inc. and Subsidiaries
Condensed Statements of Cash Flows
For the Nine Months Ended June 30, 2006 and 2005
(Unaudited; Dollars in Millions)

	For the nine months ended June 30, 2006		For the nine months ended June 30, 2005

Net cash provided by operating activities of continuing operations	$456		$186

Net cash (used in) investing activities of continuing operations	(139	)(a)	(478	)(a)

Net cash (used in) financing activities of continuing operations	(250	)(b)	(582	)(b)

Effect of exchange rate changes on cash and cash equivalents	5		(8)

Net increase (decrease) in cash and cash equivalents	72		(882)

Cash and cash equivalents at beginning of fiscal year	750		1,617

Cash and cash equivalents at end of period	$822		$735

(a)             Includes capital expenditures of $83 and $97 and capitalized software development costs of $53 and $44 for the nine months ended June 30, 2006 and 2005, respectively.
Includes $383 relating to acquisition of businesses, net of cash acquired for the nine months ended June 30, 2005.

(b)            Includes $256 related to the repurchase of common stock for the nine months ended June 30, 2006.
Includes $315 related to the repurchase of the senior notes for the nine months ended June 30, 2005.

Avaya Inc. and Subsidiaries

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Third Fiscal Quarter
							Mix
3Q05	4Q05	1Q06	2Q06	Dollars in millions	2006	2005	2006	2005	Change
$717	$768	$734	$719	U.S.	$753	$717	58%	58%	$36	5.0%
				Outside the U.S:
377	378	364	356	EMEA - Europe/Middle East/Africa	387	377	30%	30%	10	2.7%
83	90	87	99	APAC - Asia Pacific	87	83	7%	7%	4	4.8%
59	60	64	64	Americas, non-U.S.	70	59	5%	5%	11	18.6%
519	528	515	519	Total outside the U.S.	544	519	42%	42%	25	4.8%
$1,236	$1,296	$1,249	$1,238	Total revenue	$1,297	$1,236	100%	100%	$61	4.9%

Revenue by Type

					Third Fiscal Quarter
							Mix
3Q05	4Q05	1Q06	2Q06	Dollars in millions	2006	2005	2006	2005	Change
$566	$631	$591	$593	Sales of products	$636	$566	49%	46%	$70	12.4%
497	499	501	487	Services	504	497	39%	40%	7	1.4%
173	166	157	158	Rental and managed services(a)	157	173	12%	14%	(16)	-9.2%
$1,236	$1,296	$1,249	$1,238	Total revenue	$1,297	$1,236	100%	100%	$61	4.9%

Sales of Products by Channel

					Third Fiscal Quarter
							Mix
3Q05	4Q05	1Q06	2Q06	Dollars in millions	2006	2005	2006	2005	Change
$279	$322	$268	$250	Direct	$277	$279	44%	49%	$(2)	-0.7%
287	309	323	343	Indirect	359	287	56%	51%	72	25.1%
$566	$631	$591	$593	Total sales of products	$636	$566	100%	100%	$70	12.4%

GCS Revenue by Class

					Third Fiscal Quarter
							Mix
3Q05	4Q05	1Q06	2Q06	Dollars in millions	2006	2005	2006	2005	Change
$393	$445	$413	$414	Large Communications Systems	$455	$393	65%	61%	$62	15.8%
93	91	88	94	Small Communications Systems	92	93	13%	14%	(1)	-1.1%
151	164	151	141	Converged Voice Applications	144	151	20%	23%	(7)	-4.6%
11	7	9	12	Other	13	11	2%	2%	2	18.2%
$648	$707	$661	$661	Total revenue - GCS	$704	$648	100%	100%	$56	8.6%

AGS Revenue by Class

					Third Fiscal Quarter
							Mix
3Q05	4Q05	1Q06	2Q06	Dollars in millions	2006	2005	2006	2005	Change
$381	$375	$380	$366	Maintenance(b)	$375	$381	63%	65%	$(6)	-1.6%
118	125	123	120	Implementation and integration services(b)	130	118	22%	20%	12	10.2%
88	87	85	90	Managed services(b)	87	88	15%	15%	(1)	-1.1%
1	2	—	1	Other(b)	1	1	0%	0%	—	0.0%
$588	$589	$588	$577	Total revenue - AGS	$593	$588	100%	100%	$5	0.9%

(a)             The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)            Prior year revenue amounts have been reclassified to conform to current interim period presentation.